Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262105

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated April 21, 2022)

BuzzFeed, Inc.
112,304,633 Shares of Class A Common Stock
15,637,500 Shares of Class A Common Stock Underlying Convertible Notes
292,500 Warrants to Purchase Shares of Class A Common Stock
9,875,833 Shares of Class A Common Stock Underlying Warrants

This prospectus supplement supplements the prospectus dated April 21, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1, as amended (No. 333-262105). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on June 1, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 112,304,633 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), consisting of (A) up to (i) 109,094,037 shares of Class A common stock (including shares of Class A common stock issuable upon conversion of shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”) and shares of Class A common stock issuable upon conversion of shares of Class C common stock, par value $0.0001 per share (the “Class C common stock”)), including shares being registered pursuant to that certain Amended and Restated Registration Rights Agreement, dated December 3, 2021, between us and certain of the Selling Securityholders granting such holders registration rights with respect to such shares; (ii) 3,210,596 shares of Class A common stock issuable following the exercise or settlement of certain stock options and restricted stock units; (iii) 15,637,500 shares of Class A common stock reserved for issuance upon the conversion of convertible senior notes; and (iv) 9,875,833 shares of Class A common stock issuable upon the exercise of warrants; and (B) 292,500 warrants, consisting of (a) 259,167 Private Placement Warrants and (b) 33,333 Working Capital Warrants.

Our Class A common stock and warrants are listed on the Nasdaq Capital Market under the symbols “BZFD” and “BZFDW,” respectively. On May 31, 2022, the last reported sales price of our Class A common stock and the warrants were $3.60 per share and $0.45 per warrant, respectively.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 1, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 25, 2022

BuzzFeed, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39877	85-3022075
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 East 18th Street

New York, New York 10003

(Address of registrant’s principal executive offices, and zip code)

(646) 589-8592

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	BZFD	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	BZFDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 25, 2022, BuzzFeed, Inc. (the “Company”) held its annual meeting of stockholders (the “Annual Meeting”). The following is a brief description of each proposal voted upon at the Annual Meeting and the final voting results for each proposal. For more information about these proposals, please refer to the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 14, 2022.

Proposal 1: Election of Directors

Angela Acharia and Jonah Peretti were elected to the Company’s board of directors as Class I directors, each to serve a three-year term expiring at the 2025 annual meeting of stockholders and until such director’s successor is duly elected and qualified. The results of the election were as follows:

Name of Nominee	For	Withheld	Broker Non-Votes
Angela Acharia	625,623,603	230,130	3,194,889
Jonah Peretti	625,584,888	277,845	3,194,889

Proposal 2: Appointment of the Company’s Independent Registered Public Accounting Firm

The stockholders ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The results of the vote were as follows:

For	Against	Abstain
628,829,730	190,335	37,557

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 1, 2022
BuzzFeed, Inc.

		By:	/s/ Jonah Peretti
Name: Jonah Peretti
Title: Chief Executive Officer